Exhibit 16.1

FEDERATED HERMES MDT SERIES

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Hermes MDT Series (the “Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 7, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Hancock Horizon Burkenroad Small Cap Fund and Hancock Horizon Microcap Fund, both portfolios of The Advisors’ Inner Circle Fund II, into Federated Hermes MDT Small Cap Core Fund, a portfolio of the Trust.

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WITNESS the due execution hereof this 11th day of November, 2020.

/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ John T. Collins John T. Collins	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ John B. Fisher John B. Fisher	/s/ P. Jerome Richey P. Jerome Richey
/s/ G. Thomas Hough G. Thomas Hough	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ Madelyn A. Reilly Madelyn A. Reilly